MPG

01 April 2003

To: Sam Paul Dang

Subject: **Appointment Letter**

Dear Mr Sam,

We are pleased to confirm your employment with M-Power Food Industries Pte Ltd according to the terms & conditions as

1. **Position:** You will be engaged as the Assistant Managing Director

2. **Appointment:** Your employment shall commence from 01 April 2003 and you will serve the Company according to the best of your skill and ability as the Assistant Managing Director. You will observe the orders and in all aspects conforming and complying with the direction and regulation of the Company. You will conduct yourself properly towards the Company, the other employees and our clients and otherwise behave with due decorum both during business hours and at other time while representing the Company.

3. **Obligations:** You will devote your whole time during business hours and to use your best endeavors in the interest of the Company and shall not, without previous consent of the Company, be employed in any way or for any purpose whatsoever for any part of your time outside business hours by any person or Company.

   You will not (except so far as it is necessary and proper in the ordinary course of your employment) disclose to any person any information as to practice business dealings of affairs of the Company of any our clients or as to any matters which may come to your knowledge by reason of your employment.

4. **Remuneration**: Shall be provided separately.

5. **Termination:** This agreement may be terminated at any time by either party giving to other three (3) months' notice in writing of intention so to terminate it. The Company may terminate your employment without notice or payment in lieu thereof upon serious misconduct or persistent negligence of duty or breach of regulations made by the Company or upon breach of any of the provisions hereof.

Mr Perry Esculier
Managing Director

Sam Paul Dang

Office: 76 Playfair Road, #03-06. LHK2 Building. Singapore 367996. Tel: 62875955 Fax:62873933